Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

Gateway Bank & Trust Co.

Computation of Consolidated Ratios of Earnings to Fixed Charges

	Three Months
	Ended
	March 31,		Year Ended December 31,
	2008		2007		2006		2005		2004		2003
	($’s in thousands)

Excluding Interest on Deposits:
Fixed Charges:
Interest Expense (excluding interest on deposits)	3,177		10,880		7,610		3,682		1,708		1,229
Interest Factor Within Rent Expense(a)	152		667		500		273		218		141

Total Fixed Charges	3,329		11,547		8,110		3,955		1,926		1,370
Preferred Dividend	506		—		—		—		—		—

Total Fixed Charges with Dividend	3,835		11,547		8,110		3,955		1,926		1,370
Earnings:
Income Before Income Taxes	4,486		17,009		7,894		5,904		2,720		1,200
Fixed Charges with Dividend	3,835		11,547		8,110		3,955		1,926		1,370

Total Earnings with Dividend	8,321		28,556		16,004		9,859		4,646		2,570
Income Before Income Taxes	4,486		17,009		7,894		5,904		2,720		1,200
Fixed Charges without Dividend	3,329		11,547		8,110		3,955		1,926		1,370

Total Earnings without Dividend	7,815		28,556		16,004		9,859		4,646		2,570
Ratio of Earnings to Fixed Charges, Excluding Interest on Deposits
With Dividend	2.17	x	2.47	x	1.97	x	2.49	x	2.41	x	1.88	x
Without Dividend	2.35	x	2.47	x	1.97	x	2.49	x	2.41	x	1.88	x
Including Interest on Deposits:
Fixed Charges:
Interest Expense	17,227		60,474		36,099		16,376		6,691		5,341
Interest Factor Within Rent Expense(a)	152		667		500		273		218		141

Total Fixed Charges	17,379		61,141		36,599		16,649		6,909		5,482
Preferred Dividend	506		—		—		—		—		—

Total Fixed Charges with Dividend	17,885		61,141		36,599		16,649		6,909		5,482
Earnings:
Income Before Income Taxes	4,486		17,009		7,894		5,904		2,720		1,200
Fixed Charges with Dividend	17,885		61,141		36,599		16,649		6,909		5,482

Total Earnings with Dividend	22,371		78,150		44,493		22,553		9,629		6,682
Income Before Income Taxes	4,486		17,009		7,894		5,904		2,720		1,200
Fixed Charges without Dividend	17,379		61,141		36,599		16,649		6,909		5,482

Total Earnings without Dividend	21,865		78,150		44,493		22,553		9,629		6,682
Ratio of Earnings to Fixed Charges, Including Interest on Deposits
With Dividend	1.25	x	1.28	x	1.22	x	1.35	x	1.39	x	1.22	x
Without Dividend	1.26	x	1.28	x	1.22	x	1.35	x	1.39	x	1.22	x

(a)	The portion of rents shown as representative of the interest factor is one-third of total net operating lease expenses.